Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into and made effective this 1st day of June 2021.

BETWEEN:

LIBERTY DEFENSE HOLDINGS LTD., having as a registered and records office address at suite 1055 West Georgia Street, 1500 Royal Centre, P.O. Box 11117. Vancouver, British Columbia, V6E 4N7, Canada (together with its successors and permitted assigns, the "Company"), including Liberty Defense Technologies, Inc. a Massachusetts Corporation

AND:

OF THE FIRST PART

Daryl Rebeck, of address at [***]

(hereinafter referred to as the "Employee")

OF THE SECOND PART

WHEREAS:

A.                    In order to achieve its corporate and business objectives, the Company desires to retain an experienced and knowledgeable employee to perform the duties and responsibilities set out in the job description attached hereto as Schedule "A"; and

B.                    This Agreement confirms the terms and conditions of the Employee's continued employment by the Company set out in the summary attached hereto as Schedule "B" and will constitute the Employee's employment agreement in place of all previous oral or written arrangements.

NOW THEREFORE BE IT RESOLVED that in consideration and mutual covenants herein contained the parties hereto agree as follows:

1.	COMPENSATION TO THE EMPLOYEE

1.01	In consideration for the services to be provided by the Employee, the Company agrees to pay the Employee the following:

(a)	annual remuneration payable to the Employee as stated in Schedule "B", is payable semi-monthly on the 15th day and last business day of each month commencing on the date of this Agreement;

(b)	a family health coverage plan that covers health, dental and vision to be paid monthly (see schedule B)

(c)	the Employee shall be entitled to cash bonuses equivalent to a percentage, as stated in Schedule "B", of any equity raised for the Company during financing activities payable to the Employee within thirty (30) days of the closing of each financing;

(d)	the Employee shall be entitled to such stock options and RSU's as may be approved by the Board of Directors of the Company and the regulatory bodies.

1.02	Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Employee for all reasonable business expenses which the Employee actually, necessarily and properly incurs in the performance of his/her normal employment duties under this Agreement, including, but not limited to, expenses related to travel, accommodation and communication in performing his/her employment duties.

1.03	In the event of termination of this contract, the Employee shall be deemed to have earned the monthly advance paid by the Company for the month in which the termination occurred, and the Company agrees to immediately advance against invoice any outstanding funds owed to the Employee for expenses legitimately incurred by the Employee on behalf of the Company under the terms and conditions of this Agreement.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

2.01                 The Company represents and warrants as follows, effective as of the date hereof and at all times throughout the duration of this Agreement:

(a)	the Company is duly organized and validly existing in good standing as a corporation under the laws of the Province of British Columbia and has the full corporate power to conduct its business and to enter into and perform all of its obligations under this Agreement;

(b)	this Agreement has been duly authorized by all necessary corporate action and constitutes the valid, binding obligation of the Company, enforceable in accordance with its terms;

(c)	all information provided and to be provided to the Employee by the Company is and will be complete and accurate in all material respect and does not and will not omit to state any material fact necessary so that the statements made, in light of the circumstances under which they are made, are not or will not be misleading;

(d)	there are no actions, proceedings, suits or investigations pending or threatened against or involving the Company or any of its affiliates, including with limitation actions, proceedings, suits or investigations by the Executive Director of the British Columbia Securities Commission, or any other Canadian, provincial, state, self-regulatory organization, or other securities authority, relating in any way to the offering, sale, issuance or trading of any securities of the Company or any affiliate.

3.	RESPONSIBILITY OF THE EMPLOYEE

3.01                 The Employee's sole responsibility hereunder shall be to use his/her best efforts to perform the duties and responsibilities set forth in Schedule "A" hereto, to the extent consistent with applicable law.

4.	TERM & TERMINATION

4.01                 This Agreement will become effective as of the Start Date stated in Schedule "B" and shall continue for an indefinite period of time.

4.02                 Either party shall have the option to terminate this Agreement if the other party shall be in material default of any obligation, representation or warranty hereunder or for just cause. The effective date of termination under this Section shall be referred to herein as the Termination Date.

4.03                 In circumstances where 4.02 does not apply, upon payment by the Company to the Employee of a termination fee equivalent to the greater of six (6) months' Base Salary plus benefits for six (6) months, or in the event that such termination occurs within six (6) months after a Change of Control, a termination fee equivalent to six (6) months' Base Salary plus benefits for six (6) months.

5.	VACATION

5.01                 The Employee shall be entitled to the annual paid vacation each year as stated in Schedule "B" during the term of this. The time for such vacation to be determined by mutual agreement between the Company and the Employee

6.	SEVERABILITY

6.01                 The Company and the Employee hereby expressly agrees that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause, or combination of the same is in violation of the law of any jurisdiction where applicable, such sentence, paragraph, clause or combination of the same alone shall be void in the jurisdiction where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding upon the parties hereto. The parties further acknowledge that it is their intention that the provisions of this Agreement be binding only to the extent that they may be lawful under existing applicable laws, and in the event that any provision of this Agreement is determined by a court of law to be overly broad or enforceable, the valid provisions shall remain in full force and effect.

7.	CONTINUING REPRESENTATION

7.01                 Even though the Termination Date has occurred during a month, the compensation payable pursuant to Section 1 hereof for the whole month shall be deemed earned and all outstanding expenses shall be payable by the Company upon presentation of an invoice or expense account requisition for said expenses from the Employee.

8.	DISCLOSURE OF CONFIDENTIAL INFORMATION

8.01                 During the term of this Agreement, the Employee will have access to confidential information consisting of the following categories of information (collectively, the "Trade Secrets"):

(a)	financial information, such as the Company's earnings, assets, debts, prices, pricing structure, volumes of purchasers or sales or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas or time periods;

(b)	supply and service information, such as goods and services, supplier's names or addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company, the details of which are not generally known;

(c)	marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

(d)	in regards to resource companies, exploration information, such as details about ongoing or proposed exploration programs or agreements by or on behalf of the Company pertaining to any existing or proposed exploration programs, the forecasts and results of any exploration programs or information about impending transactions;

(e)	personnel information, compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, termination or reasons thereof, training methods, performance, or other employee's information, including employee's personal or medical histories;

(f)	customer information, such as any compilation of past, existing or prospective customers, customers' proposed agreements between customers and the Company, status of customers' accounts or credit, or related information about prospective customers; and/or

(g)	current shareholders lists, investors, contracts such as registered representatives/stockbrokers or potential investors, and officers and directors of the Company or any affiliated companies.

8.02                The Company and the Employee shall consider his/her relationship as one of mutual trust and confidence with respect to the Trade Secrets. Therefore, during and after the term of this Agreement, the Employee agrees to:

(a)	except as subject to clause 8.03 of this Agreement, hold all such information in confidence and not to divulge, communicate or transmit it to others, or make any unauthorized copy or use of such information in any capacity either personal or business unrelated to that of the Company;

(b)	use the Trade Secrets only in the furtherance of proper Company related reasons for which such information is disclosed or discovered;

(c)	take all necessary reasonable action that the Company deems necessary or appropriate to not allow unauthorized use or disclosure of the Company's Trade Secrets, and to protect the Company's interest in the Trade Secrets.

8.03                 The provisions set forth in this Article 8, DISCLOSURE OF CONFIDENTIAL INFORMATION, do not apply to:

(a)	information that has become public through disclosure of and by the Company;

(b)	information that by means other than the Employee's deliberate or inadvertent disclosure becomes well known or easily ascertainable to the public or to companies that compete directly with the Company;

(c)	disclosure compelled by judicial or administrative proceedings;

(d)	the use of names of current or other shareholders, investors, contacts such as registered representatives/stockbrokers or potential investors, and officers and directors of the Company or any affiliated companies.

9.	EXCLUSIVITY

9.01                 The Company acknowledges that the covenants set forth in this Agreement will not in any way preclude the Employee from engaging in a lawful profession, trade or business of any kind or from becoming gainfully employed or retained, and furthermore, that during the term of this Agreement, the Company agrees that the Employee is not bound exclusively to the Company, and may provide similar services to other public or private companies (the "Other Clients") of the Employee's choice. Notwithstanding the foregoing, it is a material condition of the Employee's continued employment by the Company under this Agreement, for the Employee to keep the Company apprised at all times of any Other Clients to which he/she provides the same or similar services. The Employee acknowledges that the Company may terminate his/her employment hereunder for just cause, in the event the Company is not satisfied with the type, nature, reputation of or the Employee's arrangement with any Other Clients.

10.	ADVERTISING RIGHTS

10.01               The Company agrees upon consummation of this Agreement that the Employee may, at his/her expense, advertise his/her role in representing the Company.

11.	INDEMNITY

11.01               The Employee shall indemnify the Company and save it harmless from and against any and all claims, actions, damages, liabilities and expenses arising out of or in connection with the Employee's activities and non-activities hereunder.

12.	MISCELLANEOUS

12.01               This Agreement shall be construed and enforced in accordance with the internal laws of the Province of British Columbia. The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the Province of British Columbia and hereby agree that any disputes or claims arising hereunder may be brought before, and adjudicated by, the Provincial Court for British Columbia, all objections to venue in such court being irrevocably waived hereby.

12.02               Any reference herein to an "affiliate" of a person or company shall include any majority owned subsidiary of such person or company, or any other person or company who controls, is controlled by, or is under common control with, in each case directly or indirectly, such person or company.

12.03               If any provisions hereof shall be determined to be void or unenforceable, the remaining provisions hereof nonetheless remain in full force and effect.

12.04               This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified, nor may any provisions hereof by waived, except in writing, duly executed by each party potentially adversely affected by any modification, and by each party waiving any rights hereunder.

12.05               This Agreement is a contract for personal services and may not be assigned in whole or in part by the Employee.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

THE COMMON SEAL OF LIBERTY DEFENSE	)
HOLDINGS INC. was hereunto affixed in the	)
)
/s/ William Frain	)
)
)
)
)
)
)

SIGNED, SEALED AND DELIVERED by Daryl
Rebeck in the presence of:	)
)
/s/ Daryl Rebeck	)
)
)
)
)

Schedule A

EXECUTIVE CHAIRMAN SUMMARY

A key responsibility of the Executive Chairman of the Board of Directors, in addition to his responsibilities as a senior member of the executive management team of the Corporation, is to provide leadership to the Board to enhance Board effectiveness. The Board has ultimate accountability for supervision of the management of the Company. Critical to meeting this accountability is the relationship between the Board, management, shareholders and other stakeholders. The Executive Chairman, as the presiding member, must oversee that these relationships are effective, efficient and further the best interests of the Corporation.

The Executive Chairman reports to the Board.

Responsibilities

Strategic Initiatives

1.	Working with the Board and the Company's Chief Executive Officer ("CEO") to develop the strategy for the Company's future growth.

2.	Working with the CEO to identify opportunities for value-enhancing strategic initiatives including acquisitions, joint ventures, and strategically important relationships, as well as the disposition from time to time of non-core assets, and communicating regularly with the CEO regarding the pursuit of such strategic initiatives.

3.	Developing and maintaining the Company's relationships with future strategic partners whose capital, influence and knowledge could add significantly to the Company's value and its share price.

4.	Working with members of Liberty Defense's Advisory Board and the Company's CEO to expand and deepen Liberty's relationships with consultants, partners, clients, brokerage firms, brokers and other senior officials and stakeholders

5.	Working with the CEO on critical issues related to Liberty Defenses's long term success

6.	Director, scheduling Board meetings and setting the agenda for Board meetings.

Leadership

7.	Ensuring that Board functions are effectively carried out and, where functions have been delegated to Board Committees, that the results are reported to the Board.

8.	Ensuring that the interests of various stakeholders are considered by the Board.

9.	Taking all reasonable steps to ensure that Board decisions are implemented.

Relationship with Management

10.	Acting as principal liaison between the directors and the CEO and taking all reasonable steps to ensure that the expectations of the Board towards management are clearly expressed, understood and respected.

11.	Working with the CEO to ensure the Company's operations are conducted in a best-in-class manner and that the Company has strong, productive relationships with shareholders, analysts and other stakeholders.

12.	Working with the CEO to ensure management strategies, plans and performance are appropriately represented to the Board.

13.	Conducting an annual performance evaluation of the CEO with input from the Lead Director.

SCHEDULE "B"

LIBERTY DEFENSE HOLDINGS, INC.

SUMMARY OF EMPLOYMENT AGREEMENT

Date: June 1, 2021 Name: Daryl Rebeck

Employment Commencement Date: June 1, 2021 Employment Agreement Start Date: June 1, 2021

Gross Annual Salary (before applicable taxes and other deductions): $240,000 Annual Vacation: 20 business days

Accrued Vacation Time Earned as of June 1, 2021: Nil

Annual Health Plan: $1,015.45 monthly to Canada Life policy number [***]

Bonus(es): 1% of all capital raised

Acknowledged and agreed this 4th day of June, 2021

/s/ Daryl Rebeck